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                            STREAMLOGIC CORPORATION
                           SUPPLEMENTAL INFORMATION

 OFFER  TO   EXCHANGE  EACH  $1,000   PRINCIPAL  AMOUNT   OF  6%  CONVERTIBLE
  SUBORDINATED DEBENTURES  DUE 2012  FOR (I) $120.00  IN CASH,  (II) $113.33
   PRINCIPAL AMOUNT OF STREAMLOGIC  CORPORATION'S INCREASING RATE UNSECURED
    PROMISSORY  NOTES  DUE 1998,  (III)  216.66667 SHARES  OF  STREAMLOGIC
      CORPORATION'S COMMON  STOCK, $1.00  PAR  VALUE AND  (IV)  FIVE-YEAR
       WARRANTS TO PURCHASE 40 SHARES OF COMMON STOCK.

                             CUSIP NO. 863238-AA-9


    THE OFFER HAS BEEN EXTENDED TO 12:00 MIDNIGHT, NEW YORK CITY TIME,ON NOVEMBER 20, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012 MAY BE WITHDRAWN AT ANY TIME
                        PRIOR TO THE EXPIRATION DATE.


                                                               November 6, 1996

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We are enclosing herewith a supplement (the "Supplement") to StreamLogic Corporation's (the "Company") Offer to Exchange dated October 7, 1996 (the "Offer to Exchange"), together with a copy of the Offer to Exchange. The Offer to Exchange and Supplement relate to the offer (the "Offer") by the "Company" to exchange each $1,000 principal amount of the Company's 6% Convertible Subordinated Debentures due 2012 (the "6% Debentures") for (i) $120.00 in cash, (ii) $113.33 principal amount of StreamLogic Corporation's increasing rate unsecured promissory notes due 1998, (iii) 216.66667 shares of StreamLogic Corporation's Common Stock, $1.00 par value and (iv) five-year Warrants to purchase 40 shares of Common Stock (collectively, the "Tender Offer Consideration"). Consummation of the Offer is subject to, among other things, satisfaction of the conditions set forth in the Offer to Exchange referred to below under the heading "The Exchange Offer--Conditions."

  We are asking you to again contact your clients for whom you hold 6% Debentures registered in your name or in the name of your nominee. In addition, we are asking you to again contact your clients who, to your knowledge, hold 6% Debentures registered in their own name.

  Previously sent to you for your information and use were copies of the following documents:

  1. The Offer to Exchange dated October 7, 1996;

  2. A BLUE Letter of Transmittal for your use in connection with the tender of 6% Debentures and for the information of your clients;

  3. A YELLOW form of letter that may be sent to your clients for whose accounts you hold 6% Debentures registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer;
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  4. A GREEN form of Notice of Guaranteed Delivery;

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6. A return envelope addressed to the Exchange Agent.

  WE URGE YOU TO PROVIDE THE SUPPLEMENT AND THE ADDITIONAL OFFER TO EXCHANGE TO YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THIS OFFER WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 20, 1996 UNLESS FURTHER EXTENDED (THE "EXPIRATION DATE"). 6% DEBENTURES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE OFFER TO EXCHANGE, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

  In all cases, the Tender Offer Consideration will be issued for 6% Debentures accepted for exchange pursuant to the Offer only after timely receipt by the Exchange Agent of such 6% Debentures (or confirmation of book-entry transfer of such 6% Debentures into the Exchange Agent's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Exchange)), a Letter of Transmittal (or facsimile thereof), properly completed and validly executed, and any other required documents.

  If holders of 6% Debentures wish to tender, but it is impracticable for them to forward their 6% Debentures or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Exchange under the heading "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery."

  Procedures for tendering 6% Debentures are set forth in the Offer to Exchange under the caption "The Exchange Offer--Procedures for Tendering." Holders of 6% Debentures who wish to tender their 6% Debentures must use either the Letter of Transmittal distributed with the Offer to Exchange (the "Letter of Transmittal") or a facsimile thereof. In addition, holders of 6% Debentures who are following the procedures for guaranteed delivery set forth in the Offer to Exchange must use the Notice of Guaranteed Delivery distributed with the Offer to Exchange.

  The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of 6% Debentures pursuant to the Offer to Exchange. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable with respect to the transfer of 6% Debentures to it, except as otherwise provided in the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials or the materials previously sent to you may be obtained from, the Company at its address and telephone number set forth on the back cover page of the Offer to Exchange.

                                          Very truly yours,

                                          StreamLogic Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.